EXHIBIT 15




August 12, 1998





Pennsylvania Power Company
1 E. Washington Street
P. O. Box 891
New Castle, PA  16103

Gentlemen:

We are aware that Pennsylvania Power Company has incorporated by reference in its Registration Statements No. 33-47372, No. 33-62450 and No. 33-65156 its Form 10-Q for the quarter ended June 30, 1998, which includes our report dated August 12, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                 Very truly yours,




                                 ARTHUR ANDERSEN LLP